Exhibit 99.5

SEQUENOM, INC.

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

(2006 EQUITY INCENTIVE PLAN)

Sequenom, Inc. (the “Company”), pursuant to Section 6(b) of the Company’s 2006 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “RSUs”) set forth below (the “Award”). This Award shall be evidenced by a Restricted Stock Unit Award Agreement (the “Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:
Payment for Common Stock:	Participant’s services to the Company

Vesting Schedule: [to be determined]

Delivery Schedule: Delivery of one share of Common Stock for each RSU which vests shall occur on the applicable vesting date, provided that delivery may be delayed as provided in Section 3 of the Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of the RSUs and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Stock Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

SEQUENOM, INC.		PARTICIPANT

By:
	Signature		Signature
Title:		Date:

Date:

ATTACHMENTS: Restricted Stock Unit Award Agreement and 2006 Equity Incentive Plan